Exhibit 99.2

May 7, 2024 / 8:00AM – PINC Q3 2024 Premier, Inc. Earnings Call

CORPORATE PARTICIPANTS

Ben Krasinski Premier, Inc. - Senior Director of IR

Craig Steven McKasson Premier, Inc. - Chief Administrative & Financial Officer & SVP

Leigh T. Anderson Premier, Inc. - Chief Operating Officer

Michael J. Alkire Premier, Inc. - President, CEO & Director

PRESENTATION

Operator

Good morning, and welcome to Premier’s Fiscal 2024 Third Quarter Conference Call. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Ben Krasinski, Senior Director, Investor Relations. Please go ahead.

Ben Krasinski - Premier, Inc. - Senior Director of IR

Thank you, and welcome to Premier’s Fiscal 2024 Third Quarter Conference Call. Our speakers this morning are Mike Alkire, Premier’s President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release and the supplemental presentation accompanying this call are available in the Investors section of our website at investors.premierinc.com. Please be advised that management’s remarks today contain certain forward-looking statements such as statements regarding our strategies, plans, prospects, expectations and future performance and the actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and Form 10-Q for the quarter, which we expect to file soon. We encourage you to review the detailed forward-looking statement and risk factor disclosures in these reports.

Also, during this presentation, we will refer to adjusted and other non-GAAP financial measures, including free cash flow, to evaluate our business. Information on why we use these measures in addition to GAAP financial measures and reconciliations of these measures to our GAAP financial measures are included in our earnings release and in the appendix of the supplemental presentation accompanying this call. Information on our non-GAAP financial measures will also be included in our Form 10-Q for the quarter and our earnings Form 8-K, both of which we expect to furnish to the SEC soon. I will now turn the call over to Mike Alkire.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Good morning everyone, and thank you for joining us. Today, we will share our fiscal 2024 third quarter operating results. We’ll also provide some highlights on the progress we continue to make advancing our strategy to drive healthcare performance improvement through further technology enablement of our capabilities. Lastly, we’ll provide an update on our outlook for fiscal 2024, as well as provide some initial perspectives on fiscal 2025.

First, let me say that I am proud of how our team executed this quarter to deliver operating performance that exceeded our expectations for profitability and has us on track to meet our guidance, which we are reaffirming, for the full year. For the third quarter, total net revenue increased from the prior year period, driven by growth in both our Supply Chain Services and Performance Services segments. We also continued to return additional capital to stockholders as we implemented our $400 million accelerated share repurchase transaction during the quarter. We continue to execute with discipline as we advance our two core strategies, technology enabling this and streamlining all aspects of supply chain and leveraging our unique data, technology and AI capabilities to support provider performance improvement and growth in certain adjacent markets.

Regarding our technology-enabled supply chain strategy, we made progress driving adoption of our digital supply chain capabilities as we continue to roll out automated invoicing and payable capabilities to large integrated delivery networks and other providers. We believe these solutions are differentiated in the market and can be a key enabler for providers to better manage labor costs and increase working capital, allowing for better cash flow management and helping to support organizational growth initiatives. We’ve also renewed, expanded and signed new partnership agreements with providers and key suppliers, and we continue to deliver significant value in the market. For example, Kaleida Health, a five-hospital system in Western New York, leveraged Premier’s capabilities to realize over $75 million in savings during the last five years, all while maintaining high-quality care and outcomes for their patients. Kaleida utilizes our robust data and analytics, as well as our supply chain co-management capabilities, and together, we align clinical and supply chain teams with industry-leading data and insights to enable smarter purchasing decisions.

With respect to our AI-driven provider performance improvement strategy, we’re excited to announce the recent release of the 100 Top Hospitals in partnership with Fortune Magazine. This transparent ratings program provides vital insights for providers seeking market differentiation and performance enhancement. Importantly, the success of this program and our road map for its enhancements have helped us open doors and expand partnerships, including a signed deal with one of the nation’s largest health systems.

We also continue to expand relationships and establish new partnerships with hospitals and health systems to drive margin improvement. These engagements underscore the essential role our technology-enabled solutions play in supporting and enhancing healthcare delivery. For example, a large regional system recently expanded our multi-decade partnership. As part of this agreement, they will deploy our advanced analytics and AI-enabled technology across their entire system. This included clinical decision support capabilities, specifically our AI-enabled clinical documentation solution that Craig will speak further about later in the call.

Before I conclude, I wanted to commend our team for their dedication and commitment as they continue to innovate to enable better, smarter healthcare for member health system providers and the communities they serve. I will now turn the call over to Craig for a more comprehensive discussion on our financial results and outlook.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Thanks, Mike. Let me share our fiscal year 2024 third quarter results. Total net revenue increased from the prior year period in both of our segments. In our Supply Chain Services segment, higher net administrative fees were driven primarily by continued growth in member purchasing in both the acute and Continuum of Care programs, as well as one-time payments from certain members due to early termination of their agreements, partially offset by an expected increase in the aggregate blended member fee share to the mid-50% level. In our direct sourcing business, products revenue was relatively flat, as further expansion and growth of the business was offset by lower pricing for certain products compared to the prior year period.

We also experienced growth in software license, other services and support revenue in the Supply Chain Services segment, driven by growth in our supply chain co-management business, where members continue to engage Premier’s expertise to help manage their end-to-end supply chain operations. We recently announced Beebe Healthcare’s selection of Premier as its supply chain operations partner, which comes on the heels of our announcement last quarter with Tufts Medicine.

In our Performance Services segment, the revenue increase was driven by an increase in contributions from enterprise license agreements compared to the prior year period, partially offset by a decrease in our applied sciences business. We continue to make progress in our adjacent markets businesses, which have delivered over 20% revenue growth during the first nine months of fiscal 2024. For example, we continue to see interest in our AI-enabled clinical documentation capabilities and recently highlighted how Community Health Network in Indiana leveraged our solution to improve the accuracy of clinical documentation while also increasing provider satisfaction by enhancing decision-making and reducing alert fatigue.

Turning to profitability. GAAP net loss was $49.2 million for the quarter, and was primarily the result of a $140 million impairment charge to goodwill and long-lived assets related to our Contigo Health business. The expansion of our network capabilities into the self-insured healthcare provider market was a key driver of our future financial expectations for this business, and adoption has been meaningfully slower than originally contemplated. As we announced last quarter, we believe an outside partner will allow for continued advancement of this business through a broader capability set and increased scale. We will provide more information on this process as well as our search for a partner for S2S Global, our direct sourcing business, once we have something definitive to report.

Total adjusted EBITDA was impacted by the following factors: Performance Services adjusted EBITDA increased mainly due to revenue growth, partially offset by an increase in expenses primarily related to higher performance-related compensation in the current year period as well as investments to support continued growth in our adjacent markets businesses. Supply Chain Services adjusted EBITDA declined primarily due to an increase in expenses primarily related to the ongoing enablement of generative AI capabilities in our purchased services GPO program and for expansion of our supply chain co-management business and a lower profit margin in our direct sourcing business due to higher logistics costs compared to the prior year period, partially offset by revenue growth. Adjusted net income decreased primarily as a result of the same factors that impacted adjusted EBITDA, but was partially offset by a decrease in interest expense.

Adjusted earnings per share increased primarily due to the reduction in weighted average share count as a result of the retirement of approximately 15 million Class A common shares in conjunction with our $400 million accelerated share repurchase implemented in early February. The final number of shares to be repurchased and retired through the accelerated share repurchase transaction will be determined upon completion, which is expected in the first quarter of fiscal 2025.

From a cash perspective, excluding the impact of the $148.6 million in tax payments related to the sale of our non-healthcare GPO operations earlier this fiscal year, we continue to expect fiscal 2024 free cash flow to approximate 45% to 55% of adjusted EBITDA for the full year. For the first nine months of fiscal 2024, cash flow from operations of $190.3 million decreased from $331.2 million in the prior year period. The change was primarily due to the tax payments associated with the sale of our non-healthcare GPO operations. Free cash flow of $48.1 million also declined from the prior year period, as it too was impacted by the tax payments as well as an increase in capitalized software development related to the advancement of our supply chain technology automation.

Cash and cash equivalents totaled $61.9 million as of March 31, 2024, compared with $89.8 million as of June 30, 2023. The decrease was driven by the use of cash for the accelerated share repurchase, as well as the repayment of the outstanding balance on our five-year $1 billion revolving credit facility, which continued to have no balance as of the end of the quarter. These decreases were partially offset by the proceeds received from the sale of our non-healthcare GPO operations, net of the previously-mentioned tax payments. With respect to the sale of non-healthcare GPO operations, we have received a total of $629.8 million in total proceeds as of March 31, 2024, and expect the final purchase price to be up to $738 million as we continue to finalize member consents and the true-up period that has been extended into the fourth quarter.

With respect to capital deployment, we remain disciplined and focused on taking a balanced approach long term, with return to stockholders a current priority. As we mentioned last quarter, to accelerate returns to stockholders, our Board approved a $1 billion share repurchase authorization through June 30, 2025, and as part of that, we executed a $400 million accelerated share repurchase transaction. This augmented our quarterly cash dividend, which totaled $73.1 million during the first nine months of fiscal 2024. In addition, our Board recently declared a dividend of $0.21 per share payable on June 15, 2024 to stockholders of record as of June 1. We also continue to evaluate opportunities for investment to support organic growth, as well as potential acquisitions to strengthen, enhance or complement our existing capabilities and further differentiate our offerings in the marketplace.

Turning to our full year fiscal 2024 guidance, based on our performance for the nine months year-to-date and outlook for the remainder of this year, we are reaffirming the guidance that we introduced on our fiscal 2024 second quarter earnings call in February. Looking ahead, while we are not planning to provide our formal fiscal 2025 guidance until our fourth quarter and full year earnings report in August, we did want to share a few high-level perspectives in anticipation of next fiscal year. Consistent with recent commentary, we expect fiscal 2025 revenue will decline in Supply Chain Services, excluding S2S Global, primarily due to a further increase in aggregate blended member fee share from the current mid-50% level to the low 60% range as we continue to renew and extend GPO agreements with our members. While we expect continued growth in member purchasing and gross administrative fees revenue in both our acute and Continuum of Care GPO programs, we anticipate this will be more than offset by the increase in member fee share. Given the high-margin nature of the GPO business, this will have a meaningful impact on profitability.

In our Performance Services segment, excluding Contigo Health, we expect revenue to grow in the mid-single-digit range comprised of double-digit growth in our adjacent markets businesses and low single-digit growth in the healthcare provider business.

In closing, I would also like to thank our employees for their continued dedication to our mission and for their hard work advancing our strategy and enabling our members and other customers to deliver higher quality lower-cost healthcare to the communities they serve. They are our greatest asset and a key component of our foundation, which we believe is also differentiated by our unique combination of capabilities, including our AI-enabled technology solutions powered by our vast data sets and deeply embedded member relationships, where we are helping to drive healthcare improvement from the inside. We also continue to maintain a flexible balance sheet, generate substantial cash flow and remain committed to returning value to stockholders. We appreciate your time today, and we’ll now open the call for questions.

QUESTIONS AND ANSWERS

Operator

Yes. Thank you. (Operator Instructions) And the first question comes from Eric Percher with Nephron Research.

Eric R. Percher - Nephron Research LLC - Partner & Research Analyst

A question for both Mike and Craig. I’m trying to understand the underlying supply chain performance. Could you help us with the extent of the early termination benefit in the quarter? And was that an item that was expected in guidance?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure, Eric. This is Craig. I’ll be happy to address that. So the early termination payment was in the range of $5 million in the quarter. We did know about this terminated member and had factored that into our expectations when we established guidance.

Eric R. Percher - Nephron Research LLC - Partner & Research Analyst

Okay. And as we look at that and the guidance for next year in the low 60% range, at this point, how much of the book will have repriced at that level? And the fact that it’s offsetting revenue, does that suggest that we’ve seen more of the book repriced at that level or that the full book is repricing at that level?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes. It’s a good question, Eric. So what I’d say is that where we sit here today, about 1/3 of our book has already been renewed and extended into the future with revised — revised pricing and the fee share levels that we anticipate. We obviously will plan to continue to renew through fiscal 2025 with remaining members that would be coming up in that time period and would anticipate that by the end of fiscal 2025, we would have about 3/4 of the book renewed and extended at that point in time.

Eric R. Percher - Nephron Research LLC - Partner & Research Analyst

And the rest of the book, longer-term contracts? Or the rest of the book already there?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

So about 1/3 is already renewed, longer-term contracts ranging 3 — up to, in some cases, 10 years. As we go through ‘25, we’ll renew up an additional amount to get to about 70 — about 3/4 of the book, and then there will be about a quarter of the restructure-related members that will continue to be renewed post June 30, 2025.

Operator

And the next question comes from Michael Cherny with Leerink Partners.

Michael Aaron Cherny - Leerink Partners LLC, Research Division - Senior MD

Maybe if I can stay on that topic relative to the renewal process and especially into next year. Is there any way to think about what the feeling is long term for admin fee share and where this can go? I appreciate the color that you’re giving relative to the changes you’ve seen in this book of business. Is this one of those things that as you get through the renewals, there will be another cut? Do we think low 60s is kind of the ceiling for where this would go? Curious how to see the evolution of this on a longer-term basis beyond this round of renegotiations?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes, Michael, this is Craig. Thanks for the question. Obviously, it’s an important question that the investor community wants to understand. It is difficult until we actually get into and through all the renewals to be able to accurately predict. I mean there are dynamic market conditions, as we’ve talked about. Our current perspective is with the contracts that have been renewed, the contracts that we anticipate renewing as we go through next fiscal year, that’s what is the reason that we’re providing the perspective on the low 60s. Our current perspective is that we likely will remain in the 60% range, albeit it could definitely — it could definitely ratchet up from the low 60s longer term, but we believe it ultimately will reside in the 60s.

Michael Aaron Cherny - Leerink Partners LLC, Research Division - Senior MD

Got it. And then maybe thinking about, call it, expansion ancillary services on the GPO side, obviously these renegotiations give you a chance to go back to your customers and talk more about what you can do. Can you talk maybe just specifically within the supply chain component, aside from Performance Services? Are there other service lines that you’re able to work through? Is there a trade-off in terms of greater contract compliance beyond ASCEND and SURPASS? But anything else you can talk about relative to the strategic nature of these renegotiations and what it means from a multiyear revenue growth perspective would be great as well.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes, this is Mike. So a couple of things. So first of all, let me just stick with the contracting side first. It gives us an opportunity to really work with them for them to leverage our services and purchased services as well as the non-acute area. Obviously, we’ve been making a lot of investment in the technology to support those areas. So obviously, we want to see higher levels of contract penetration for both the non-acute as well as purchased services.

It also gives us the opportunity to drive higher levels of utilization of our committed portfolio, which drives significantly more value back to the healthcare system. So think of our SURPASS and ASCEND program, the AscenDrive programs. We want to see that continue to ratchet up because it not only drives more, obviously, revenue to the business, but it also drives significant savings to our healthcare system. And then the final area that it allows us to really focus on is, as you think about what’s happening from an invoicing standpoint with the healthcare systems, a lot of that effort today is manual. It allows for us really to get much more embedded from a technology standpoint to help them manage their invoicing and payables process, which we believe, again, will deliver significantly more value as it brings a degree of transparency to what’s happening in the buying transaction as well as drive higher levels of penetration.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes. And Michael, this is Craig. Two additional builds to Mike’s point. One, not in all cases, but in limited circumstances, it also provides an opportunity for us to bring our supply chain co-management capabilities. I talked in the prepared remarks about Beebe this quarter, and we talked about Tufts last quarter. Both of those were new relationships where we have a supply chain partner, where now we are actually taking over some of their supply chain operations to actually run the supply chain for them. The reason that’s important where that does occur is that actually puts us more in the driver seat with power of the pen to actually help drive the higher contract penetration that Mike is talking about.

And then I will — I do just need to add — while you said you didn’t ask about this — we also are taking advantage of this renewal process to have much more of a one Premier approach to the member and the customer to actually pull through additional technology and wraparound service capabilities through Performance Services.

Michael Aaron Cherny - Leerink Partners LLC, Research Division - Senior MD

Great. Thank you.

Operator

And the next question comes from Anne Samuel with JPMorgan.

Anne Elizabeth Samuel - JPMorgan Chase & Co, Research Division - Analyst

Given that we’ve seen some improving margins within the hospitals and things seem to be kind of stabilizing a little bit there. I was hoping maybe you could just speak to what the appetite looks like maybe for some of your Performance Services solutions? And maybe where are things starting to loosen up on the edges and where are some things still considered discretionary, where hospitals are holding off on spending?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes. So this is Mike. So a few things. I think our healthcare systems are not, I think. Our healthcare systems are very much still struggling with the cost of labor. So that’s not something that’s going away. So they’re having to figure out ways to reengineer the way they’re providing care. So obviously, leveraging technology and driving high quality of care. So I think as we continue to explore capabilities to support the health systems, we’ve got to continue to make the investments in technology to be labor extenders for those healthcare systems. So that’s number one.

Number two, I will tell you this whole idea of proliferation of technology — we’re hearing so much about AI within the healthcare ecosystem. And bringing meaningfulness to that, where are the areas that we should really apply the different kinds of AI to the healthcare systems. And again, our focus for the most part is on that predictive area of AI. So where can we actually work within the electronic medical record to identify patients for drug trials to actually look at ways to help our healthcare systems document procedures appropriately for reimbursement as well as think of things like prior authorization, which, by the way, requires a great deal of labor, but also takes, in some cases, a significant amount of time. So we want to continue to build out technologies and capabilities to streamline all of those areas. And I think that’s where we’re going to continue to see investments on behalf of the healthcare systems.

Anne Elizabeth Samuel - JPMorgan Chase & Co, Research Division - Analyst

That’s really helpful. And maybe just a follow-up on that. I was hoping maybe you could just talk about the receptivity within your customer base for some of those AI-enabled capabilities you discussed, things like documentation and things like that. How comfortable are they with using that kind of technology? And then you talked about having access to 45% of discharges annually within PINC AI. Can you just talk about the data set that you’re using to inform those models?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes. And I’ll ask Leigh to jump in a little bit here on maybe the data set with a couple of senses. But I will tell you, it’s like any other sort of business maturity curve. I would suggest that 10% to 20% of our health systems are actually the innovators and leading the utilization of machine learning and AI. And obviously, those are organizations that have implemented and standardized around one EMR because it makes it a lot easier as they think about adding advanced capabilities if you have that one electronic medical record.

So I think you have those innovators, and then you have the next probably 60% to 70% of the market that are the followers and they want to see the tried and true implementation capabilities of what’s actually working. And then they’ll join on. I think we’re kind of beginning to enter into that area, given we’ve got some incredible proof cases on what we’ve been able to do with HCC scores and some of the other areas, and there’s a lot of interest on behalf of our health systems — health systems to participants to participate in trials where they have not obviously been able to in the past. And then you always have some of the followers and for a variety of reasons they’ll be slower to the uptake. But that will be the opportunity that, as Craig said earlier, that as we come in and we’re looking for opportunities for improvement, does it make more sense for us to come in and help basically co-manage some of those opportunities and bring that technology to really support their journey towards leveraging that advanced technology. Leigh, do you want to just touch really quickly on the data assets?

Leigh T. Anderson - Premier, Inc. - Chief Operating Officer

Yes. I think if we start with 100 top, that’s probably the best view into that data set. It’s augmented with a large set of clinical and margin intelligence information that are derived from either the EHR, the ERP. So we can start at a really high level, and we can keep that data extraordinarily timely. It’s an advisory-

led offering that walks in and ties one of our solution sets, either clinical transformation, human capital management, or as Mike was talking about, managed services to that solution set. And then we augment that data with effectively assets into the ERP or assets into the EHR to get down to the patient level, and we can look at cohort information at the physician level, do risk adjustment and help our hospitals be able to blend that supply chain data and that clinical data together so that we can help them with whatever strategic imperative, whether it be labor, whether it be clinical quality, transformational information and then we alert through the clinical decision support solution.

Anne Elizabeth Samuel - JPMorgan Chase & Co, Research Division - Analyst

Very helpful. Thank you.

Operator

And the next question comes from Stephanie Davis with Barclays.

Stephanie July Davis - Barclays Bank PLC, Research Division - MD & Senior Research Analyst

I was first hoping to pull on that one Premier threat that you guys had talked about a little bit earlier. As you go through some of these client renewals, are there any IT solutions within Performance Services that are resonating the most with your client base? Or is there anything that you’re seeing get prioritized a little bit higher than before, just given some of the moving dynamics of the IT landscape?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes. I would tell you there’s — I would probably break it down into two areas. So we have roughly half of our health systems that primarily really lean on us for supply chain. So those organizations that lean on us for supply chain are really looking at the pull-through of co-management. They’re looking at pulling through all of our advanced technology, where we’re — obviously, technology enabling the supply chain, the e-invoicing, the e-payables, all the work we’re doing there. So that’s sort of one pocket, and you’re pulling through all those capabilities.

The other pocket uses us for both supply chain and obviously, performance services and other areas. And I would characterize those as looking at — as Leigh and Craig both have said, total margin improvement. So they’re looking at not only ways to drive enhanced reduction of supply chain, but they’re also looking at ways to standardize the way that they’re providing clinical capabilities to the healthcare systems as well. So — and then that’s bringing in all, obviously, all the technology that Leigh just talked about with all the alerting capabilities. So I’d say it’s characterized in two different ways in terms of how we’re going out and having those discussions.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes. And Stephanie, this is Craig. The only build I would have is, obviously, it depends on the healthcare institution you’re working with. But specific to Performance Services, we have definitely seen interest in our enterprise analytics. And so bringing — and we talked about the enterprise license component of that, but that would be the area that we’ve seen increased interest in wanting to leverage those technologies to help them with margin improvement, as Mike articulated.

Stephanie July Davis - Barclays Bank PLC, Research Division - MD & Senior Research Analyst

So with that in mind and given the term fee this quarter and some of the client win announcements by your large competitor, are there any themes beyond pricing like clients that are maybe less interested in these IT investments that you’re starting to see in some of the client attrition? Or is it purely still a pricing kind of model?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

It’s sort of — it’s really — Craig and I’ve been talking about this basically for quarters, but you have some health systems that really do want to look at total value that’s being created, and they want to bring all of the assets that Premier brings because they’ve got huge imperatives. They’ve got huge labor — some have huge labor issues or labor cost issues. Some are trying to transform to new payment models and those kinds of things. So I will tell you, you do have organizations that are willing to look at total value as opposed to one aspect of value that we create. And so obviously, our job is to do as much as possible, demonstrate what that total value proposition looks like to relieve some of the pressure on just the admin fee share back.

Operator

And next question comes from Kevin Caliendo with UBS.

Kevin Caliendo - UBS Investment Bank, Research Division - Equity Research Analyst of Healthcare IT and Distribution

On the Performance Services, you talked a lot about the business, but just thinking about the sort of mid-single-digit growth outlook. How much of that is sort of in your control, based on customer wins and just the overall? And how much of it — like what are the assumptions around the macro that get you there? What are the puts and takes, just the thinking about how you think about how that business is going to grow both from a micro perspective and a macro?

Michael J. Alkire - Premier, Inc. - President, CEO & Director

Yes. I could take the highest level. Look, I think that as we continue to build out services and capabilities, again, to support the healthcare systems as they’re struggling with increased labor cost, in some cases, struggling with inflation and those kinds of things. And obviously, reimbursement is not necessarily staying up with those extra costs. They’re asking us to come in and really focus in on how can we help them do more with less and basically be incredibly diligent around cost structures, but at the same time, ensuring they’re delivering the highest quality care that they can potentially deliver. So at the highest level, that’s really what’s driving quite a bit of the market.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes. The only thing I would add to that, Kevin, is I think as we think about — and again, we’ll more formalize our ‘25 guidance in August with the underlying assumptions, but at a broad level, the early perspective that we’re trying to provide, we typically go into a fiscal year in our Performance Services business with sort of 70%, 75% visibility to the revenue, given that the majority of that business is still SaaS-based on the technology side. So we have good visibility to a large amount of that business. We’ve talked previously about enterprise license agreements, and so we have that, that we’ll have to — we have a pipeline of them to process but have to work through, which leaves some of the judgmental nature of that. But the combination of those gets us to with the wraparound services component from our advisory services part of our business gets us to the low-single-digit anticipated growth in the provider market.

And then as we look at the adjacent markets business, we anticipate double-digit growth in the 15% to 20% type of range that we have seen that as it’s growing ex-Contigo becoming and that is going to continue to be in the applied sciences business, which we have very sound ongoing relationships with the largest pharma companies in the country and continue to facilitate and enable work with them. Our clinical decision support business has really driven off growth in the coding and documentation capabilities that were asked about earlier. And then our Remitra business in the electronic invoice and processing, those don’t have as high a visibility typically given the nascent nature of those businesses, but continue to feel very comfortable given the pipelines, the appreciation for those capabilities to drive the type of double-digit growth that we anticipate from that side of the Performance Services segment, which in combination gets us to the mid-single-digit growth overall.

Kevin Caliendo - UBS Investment Bank, Research Division - Equity Research Analyst of Healthcare IT and Distribution

That’s super helpful and a lot more detail than I was even hoping for. So thank you. One quick follow-up. Just on PPE stuff. I didn’t think we’d be still asking about this. But we have heard that sort of PPE demand and destocking is — has somewhat normalized. I’m wondering if that had any context in your outlook at all? Was that better than expected? Or is it trending as expected? Is that what got you to the sort of the higher end of fiscal ‘24?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Yes, it’s really trending as expected. I mean, we’ve talked about this again in the past couple of quarters as well that we really thought we had hit sort of the bottom in terms of seeing ordering patterns return. I think the thing that we’ve still been managing through is price reductions. I mean we continue to see, in particular, glove pricing, which is the largest component of our PPE portfolio, to continue to have very low pricing, although we are — we believe that’s stabilizing now as well. So from a perspective of where we anticipate performance, we talked last quarter and reaffirmed today that we expect sort of direct sourcing to come in where we thought we expect sort of flat to nominal growth quarter-to-quarter, but would anticipate that that will step up moving forward.

Operator

And the next question comes from Jessica Tassan with Piper Sandler.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division - VP & Senior Research Analyst

I was hoping that maybe on Contigo and S2S Global, you could describe maybe the type of outside partner you’re looking to engage and kind of how you envision the structure of any future partnership?

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

Sure, Jessica. This is Craig. Happy to take it. Mike can add any color. With respect to Contigo, I think as we talked about when we announced looking for partners to help augment the vision and the value of that business that we do still believe in long term, it is looking for organizations that have an interest in the TPA, COE type of business, may have existing infrastructure there that could be strategic partners that could also be strategics that are powered or enabled by financial backers. And so we think that it is really a platform play where the idea of taking the capabilities that we have in that business for TPA, COE and the network business as well and actually put it on to what they’re trying to develop and build would allow it to be a more comprehensive, scalable solution in the future with additional resource capability that we’ve been able to bring to bear. That’s what I would say on the Contigo side.

On the S2S side, I think that really — from a similar standpoint, we believe there is an opportunity with an organization that has more product breadth and capacity and ability to deliver more scale while maintaining a strategic focus and view on supply chain resiliency, which we think is really critical and important moving forward for U.S. healthcare would be the ideal partner. And so we are looking at organizations that would have that type of shared vision as we continue to move forward and think about the ongoing kind of benefit that the S2S business can have on a go-forward basis for our members and other customers around the country.

Michael J. Alkire - Premier, Inc. - President, CEO & Director

And thanks, Craig. And then a couple of builds that I’d like to share on top of Craig’s. As you think about the whole payvider market space, health systems are continually struggling with slow reimbursement in some cases from payers and prior authorization issues and those kinds of things. And I will say that the payvider market space is going to be something that a number of healthcare systems are going to continue to look at long term. And so that’s why it’s so important that we believe we find the right partner that can obviously add some additional capability to help really beef that capability up to support those health systems. Thank you for the question.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division - VP & Senior Research Analyst

Got it. That makes sense. Can I just follow up with two kind of clarifying questions? I wanted to confirm on the FY ‘25 consolidated fee share, is the consolidated rate expected to be low-60s percent, or the renewals are going to be in the low-60s percent? And then just hoping you guys could comment on the pace of the remaining buybacks.

Craig Steven McKasson - Premier, Inc. - Chief Administrative & Financial Officer & SVP

To answer the first question, Jessica, our overall blended fee share for the entire business in fiscal 2025, we anticipate to be in the low 60s. So that’s a combination of renewed agreements, ongoing agreements in the acute business and our Continuum of Care GPO. So overall blended rate.

Relative to the share repurchase, we continue to progress through the accelerated share repurchase transaction. Our current expectations have not changed in terms of when that will complete, somewhere between mid-July and mid-August. So when we have our next earnings call, we believe we will be complete at that point in time and would anticipate that we will be evaluating with our Board of Directors at its board meeting in August the plans and the expectations for the remaining $600 million on the $1 billion share repurchase authorization that was approved in February.

Jessica Elizabeth Tassan - Piper Sandler & Co., Research Division - VP & Senior Research Analyst

Thank you.

Operator

And this concludes our question-and-answer session and Premier’s Fiscal 2024 Third Quarter Conference Call. Thank you for attending today’s presentation. You may now disconnect.